As filed with the Securities and Exchange Commission on July 10, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	33-0091377
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806

(Address, Including Zip Code, of Principal Executive Offices)

Health Care Property Investors, Inc.

2006 Performance Incentive Plan

(Full Title of the Plan)

Edward J. Henning

Senior Vice President, General Counsel and Corporate Secretary
Health Care Property Investors, Inc.

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806
(562) 733-5100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Jeffrey W. Walbridge, Esq.
O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $1.00 par value per share	8,454,811 shares	(1)(2)	$26.78	(3)	$133,900,000	(3)	$14,327.30	(3)

(1)          This Registration Statement covers, in addition to the number of shares of Health Care Property Investors, Inc., a Maryland corporation (the “Company” or the “Registrant”), common stock, par value $1.00 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Health Care Property Investors, Inc. 2006 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)   As described in the Explanatory Note on page 2 of this Registration Statement, the number of shares of Common Stock registered hereby consists of (i) 5,000,000 shares being registered for the first time (the “New Shares”), plus (ii) 3,454,811 shares (the “Carryover Shares”) that were previously registered by the Company under its 2000 Stock Incentive Plan (the “2000 Plan”) on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on September 16, 2003 (Commission File No. 333-108838). A post-effective amendment to the foregoing Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

(3)          Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on July 7, 2006, as quoted on the New York Stock Exchange. The Registrant is paying registration fees solely with respect to the 5,000,000 shares being newly registered hereby. The registration fee with respect to the Carryover Shares was paid upon filing of the original Registration Statement on Form S-8 as described in footnote 2 above. Therefore, no further registration fee is required.

The Exhibit Index for this Registration Statement is at page 10.

EXPLANATORY NOTE

The Company’s stockholders approved the Plan on May 11, 2006 (the “Stockholder Approval Date”). The Plan provides that, in addition to the 5,000,000 shares authorized in connection with the adoption of the Plan, shares available for award grants under the Company’s 2000 Plan as of the Stockholder Approval Date are available for award grants under the Plan. The Company’s authority to grant new awards under the 2000 Plan terminated upon stockholder approval of the Plan.

The purpose of this Registration Statement is (i) to register the New Shares, and (ii) to carry forward the Carryover Shares (i.e. the shares available for award grant purposes as of the Stockholder Approval Date under the 2000 Plan to the extent such shares were previously registered) to this Registration Statement. The Carryover Shares consist of 3,454,811 shares previously registered under the 2000 Plan on Form S-8, filed with the Commission on September 16, 2003 (Commission File No. 333-108838). (That Form S-8 registered a total of 5,000,000 shares under the 2000 Plan, as adjusted to give effect to the Company’s two-for-one stock split on March 2, 2004.)  The registration fee paid with respect to the registration of the Carryover Shares on the foregoing Form S-8 was approximately $5,955.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to carry forward the 3,454,811 Carryover Shares from the 2000 Plan to the Plan and the $5,955 registration fee previously paid with respect to the registration of those shares. A post-effective amendment to the foregoing Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)                                  The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Commission on February 14, 2006 (Commission File No. 001-08895);

(b)                                 The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2006, filed with the Commission on May 2, 2006 (Commission File No. 001-08895);

(c)                                  The Company’s Current Reports on Form 8-K, filed with the Commission on June 30, 2006, May 17, 2006, May 4, 2006, May 2, 2006, February 21, 2006, February 17, 2006 and February 9, 2006 (Commission File No. 001-08895); and

(d)                                 The description of the Company’s Common Stock contained in its Registration Statement on Form 10 filed with the Commission on May 7, 1985 (Commission File No. 001-08895), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                                                           Description of Securities

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Edward J. Henning. Mr. Henning is the Senior Vice President, General Counsel and Corporate Secretary of the Company and is compensated by the Company as an employee.

Mr. Henning owns 65,004 shares of Common Stock (of which 4,880 are restricted shares), 27,890 restricted stock units that are payable in an equivalent number of shares of Common Stock and Company stock options to acquire up to an additional 615,960 shares of Common Stock. Mr. Henning is eligible to receive stock awards by the Company under the Plan.

Item 6.                                                           Indemnification of Directors and Officers

The Registrant’s corporate charter (the “Charter”) limits the liability of its directors and officers to the Registrant and its stockholders for money damages to the fullest extent permitted by the laws of the State of Maryland. The Maryland General Corporation Law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services or (ii) if a judgment or other final adjudication adverse to the direct or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was a result of active or deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter do not limit the Registrant’s ability or that of its stockholders to obtain other relief, such as an injunction or rescission.

Article X of the Registrant’s Third Amended and Restated Bylaws (the “Bylaws”) provides that the Registrant shall indemnify and hold harmless, in the manner and to the fullest extent permitted by law, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Registrant, or, as a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust, benefit plan or other enterprise. To the fullest extent permitted by law, such indemnification shall include expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement and any such expenses may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding and without requiring a preliminary determination as to the ultimate entitlement to indemnification. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland General Corporation Law requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by such corporation as authorized by the Bylaws and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met.

Article X of the Bylaws further provides that the Registrant may, with the approval of the Registrant’s board of directors, provide such indemnification and advancement of expenses as set forth in the above paragraph to the Registrant’s agents and employees.

Section 2-418 of the Maryland General Corporation Law requires a corporation, unless its charter provides otherwise, which the Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity or in the defense of any claim, issue or matter in the proceeding. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

Item 7.                                                           Exemption from Registration Claimed

Not applicable.

Item 8.                                                           Exhibits

See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9.                                                           Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on July 10, 2006.

HEALTH CARE PROPERTY INVESTORS, INC.

By:	/s/ James F. Flaherty III
James F. Flaherty III
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Edward J. Henning and Mark A. Wallace, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James F. Flaherty III	Chairman, Chief Executive	July 10, 2006
James F. Flaherty III	Officer and President (Principal Executive Officer)

/s/ Mark A. Wallace	Senior Vice President and	July 10, 2006
Mark A. Wallace	Chief Financial Officer (Principal Financial Officer)

/s/ George P. Doyle	Vice President and Chief	July 10, 2006
George P. Doyle	Accounting Officer (Principal Accounting Officer)

/s/ Mary A. Cirillo-Goldberg	Director	July 10, 2006
Mary A. Cirillo-Goldberg

/s/ Robert R. Fanning, Jr.	Director	July 10, 2006
Robert R. Fanning, Jr.

/s/ David B. Henry	Director	July 10, 2006
David B. Henry

/s/ Michael D. McKee	Director	July 10, 2006
Michael D. McKee

/s/ Harold M. Messmer, Jr.	Director	June 29, 2006
Harold M. Messmer, Jr.

/s/ Peter L. Rhein	Director	July 10, 2006
Peter L. Rhein

/s/ Kenneth B. Roath	Director	July 10, 2006
Kenneth B. Roath

/s/ Richard M. Rosenberg	Director	July 10, 2006
Richard M. Rosenberg

/s/ Joseph P. Sullivan	Director	July 10, 2006
Joseph P. Sullivan

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.

Health Care Property Investors, Inc. 2006 Performance Incentive Plan. (Filed as Exhibit A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 10, 2006 (Commission File No. 001-08895) and incorporated herein by this reference.)

5.	Opinion of Company Counsel (opinion re legality).

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).